EXHIBIT 21
FIRST ACCEPTANCE CORPORATION
LISTING OF SUBSIDIARIES OF THE COMPANY
          At June 30, 2008, the subsidiaries of the Company were as follows:

NAMES OF SUBSIDIARIES	ORGANIZED UNDER THE LAWS OF
LNC Holdings, Inc.	Nevada
First Acceptance Insurance Company, Inc.	Texas
First Acceptance Insurance Company of Georgia, Inc.	Georgia
First Acceptance Insurance Company of Tennessee, Inc.	Tennessee
Acceptance Insurance Agency, Inc.	Georgia
Alabama Acceptance Insurance Agency, Inc.	Alabama
First Acceptance Services, Inc.	Delaware
Transit Automobile Club Inc.	Tennessee
USAuto Holdings, Inc.	Delaware
Acceptance Insurance Agency of Tennessee, Inc.	Tennessee
Acceptance Insurance Agency of Texas, Inc.	Texas
Acceptance Insurance Agency of Illinois, Inc.	Illinois